UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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MORGAN STANLEY
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                                                                  Morgan Stanley
Morgan Stanley Governance and Compensation Practices

April 2011

Morgan Stanley
                                                                               1

Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K for the year ended
December 31, 2010, which is available on www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2010.

The statements in this presentation are current only as of their respective dates.

                                                                               2

Table of Contents

Section One: Overview

Section Two: Recent Steps to Restructure Compensation

Section Three: Proposed Equity Plan Amendment

Section Four: "Say on Pay" Advisory Vote

Section Five: Corporate Governance Highlights

                                                                               3

Overview of Morgan Stanley Compensation Practices

Fundamentally restructured employee pay in recent years:

- Increased portion of compensation paid in "at risk" equity.
- Reduced portion of compensation paid in cash.
- Using "at risk" performance stock units for senior executives that only deliver value if three-year goals are met.
- First major bank in U.S. to institute "clawback. "

CEO James Gorman received 88% of year-end compensation in deferred long-term incentive awards, including "at risk" equity.

- Mr. Gorman's total 2010 compensation was below his total 2009 compensation.

"At risk" equity awards closely align employees with shareholder interests.

- Equity awards are delivered in lieu of -- not in addition to -- cash as part of an employee's year-end compensation, and thus protect the long-term interests of shareholders.
- Equity awards foster an ownership culture and help to attract and retain top talent.

                                                                               4

Overview of Morgan Stanley Compensation Practices (continued)

Need 35 million additional equity shares given:

- Only 21 million shares remaining in employee stock plans after asking shareholders last year to approve only enough shares for 2010 equity awards.
- Increased portion of compensation paid in equity, including performance stock units.
- Significantly larger employee base with Morgan Stanley Smith Barney.

Shares requested are intended to get the Firm through the next year, and are fewer than shares requested -- and approved by shareholders -- in 2010.

As of the Proxy Record Date, overhang was 13.8% -- the lowest overhang at
Morgan Stanley in five years and substantially lower than our most direct competitor.

- With additional shares, overhang would be approximately 16.1% -- still well below the Firm's overhang of 33.7% in 2007 and still below our most direct competitor.

Have provided shareholders with a "Say on Pay" advisory vote in 2009, 2010 and
2011, and recommend annual frequency for "Say on Pay" vote in the future.

Given these facts, Morgan Stanley's Board has recommended that shareholders vote for additional equity-plan shares and "Say on Pay" advisory vote.

                                                                               5

Fundamental Changes to Compensation Structure --Consistent with Regulatory
Requirements and Guidance

Substantially increased ratio of deferred compensation.

- Average deferral for Operating Committee was approx. 80% in 2010 vs. 75% in
  2009.
- Average deferral across the Firm was approx. 60% in 2010 vs. 40% in
  2009.

Senior executives' compensation includes "at risk" performance stock units under equity plan.

- Performance stock units only deliver value if the Firm meets specific performance targets (i.e., ROE and shareholder return) after three years.

Strengthened "clawback" provisions where the Firm can clawback compensation if:

- There has been a substantial loss on a trading position, investment, commitment or other holding; -- There has been any loss where risk parameters have been exceeded in taking a trading position, investment, commitment, or other holding that was a factor in the employee's compensation;
- An employee violates compliance, ethics or risk management standards.

Considered risk matters in determining compensation.

- Considered risk-adjusted measures in determining compensation in the Sales and Trading business.
- Confirmed that our Firm-wide compensation programs do not encourage excessive risk-taking.

                                                                               6

Compensation In Light of Current Environment and Performance

In 2010, we made substantial progress executing our strategy and building out our business, and Morgan Stanley delivered its highest revenue and net income since 2006.

Despite our improved performance in 2010, CEO James Gorman's compensation was lower this year -- reflecting the fact that the Company did not fully meet certain financial priorities for the year.

- Mr. Gorman received 88% of his year-end compensation in deferred long-term incentive awards, which included an increased portion of "at risk"
  compensation, including performance stock units and stock options.

The Firm-wide compensation ratio was 51% in 2010, down from 62% in 2009.

- The Institutional Securities compensation ratio was 43% in 2010, down from
  56% in 2009.

                                                                               7

Key Drivers of Proposed Equity Plan Amendment

Morgan Stanley needs 35 million additional shares in order to maintain an appropriate mix of equity and cash awards in 2011 because:

Morgan Stanley has increased the portion of compensation awarded in deferred equity, consistent with regulatory requirements and guidance -- and consistent with the best interests of our shareholders.

The Firm has a much bigger employee base following the MSSB transaction, which added approximately 19,000 Smith Barney employees.

The Firm currently has 21 million shares available for stock unit grants, which is not sufficient for 2011 compensation if we want to maintain an appropriate mix of "at risk" equity, deferred compensation and cash.

[GRAPHIC OMITTED]
                                                                               8

Importance of Equity in Compensation Programs

Equity awards are delivered in lieu of -- not in addition to -- cash as part of an employee's year-end compensation, and thus protect the long-term interests of shareholders.

- Equity awards foster an ownership culture and help to attract and retain top talent.

- Equity awards have strict vesting and cancellation provisions -- with vesting generally taking place over a three year period -- that encourage strong long-term performance.

- Operating Committee members must retain 75% of the common stock and equity awarded to them and are prohibited from hedging against Morgan Stanley stock while they are Operating Committee members.

Without shareholder approval of additional shares, Morgan Stanley would be at a significant competitive disadvantage -- and out of line with new regulatory requirements as well as the compensation best practices that regulators and others have advocated.

- Without equity, the Firm would be compelled to increase the cash-based portion of employee compensation -- which is the exact opposite direction that regulators and others want firms to go.

- Without equity, the Firm's ability to retain employees also would be compromised -- since employees would have less equity at risk and competitors would be able to "poach" key people.

- The Firm's lack of equity awards also would make it difficult to attract employees from companies that have their own equity programs in place.

Shifting towards more equity compensation is consistent with regulatory guidance and best practices.

- Indeed, a number of regulators (including the Financial Services Authority and Financial Stability Board) have said that at least 50% of variable compensation should be paid in equity.

                                                                               9

Impact on Overhang and Burn Rate

Overhang 1

Morgan Stanley's overhang for 2010 was 17.9% based on average number of shares outstanding for the year. As of the Proxy Record Date, our overhang was 13.8%.

- This is the lowest overhang at Morgan Stanley in five years.
- The Firm's overhang is substantially lower than our most direct competitor.

Morgan Stanley's overhang would be approx. 16.1% if the equity plan amendment is approved.

- This is still well below the Firm's overhang in 2007 of 33.7% .
- The Firm's overhang would still be well below our most direct competitor.

Burn Rate(2)

Morgan Stanley's burn rate for 2010 was 3.7%.

- This is below the Firm's prior three-year average of 4.2% .
- It is also below the 2010 burn rate of our most direct competitor.

(1) 2010 overhang is defined as outstanding employee equity grants and equity reserved for future grants divided by average shares outstanding for the fiscal year.
(2) Burn rate is defined as the shares granted from plans divided by average shares outstanding for the fiscal year.

                                                                              10

"Say on Pay" Advisory Vote

"Say on Pay" advisory vote on compensation enables Morgan Stanley shareholders to provide input on the compensation of the Company's named executive officers.

Mr. Gorman's salary and bonus for 2010 as CEO was down from 2009 when he served as Co-President of the Company.

A significant portion of NEO total compensation was paid with deferred long-term incentive awards subject to market and cancellation risk, the terms of which mitigate risk-taking.

- Mr. Gorman received 88% of year-end compensation in deferred long-term incentive awards.
- For other NEOs (excluding an officer who left the Firm to enter government service), the portion of 2010 compensation paid in long-term incentive awards increased to 84% on average.

NEO compensation includes "at risk" performance stock units that only deliver value if specific financial goals are achieved over a three-year period including return on average common equity and relative total shareholder return.

Stock options included as an equity award component of NEO year-end compensation, which can lose all value if stock price falls and remains below exercise price (grant date fair market value).

A significant portion of NEO compensation is subject to clawback.

Proposing one-year frequency for the "Say on Pay" advisory vote.

                                                                              11

Corporate Governance Highlights

Morgan Stanley has significantly strengthened its corporate governance in recent years and is committed to maintaining best-in-class governance practices.

Charter Documents

- Shareholders who own at least 25% of common stock have the ability to call a special meeting of shareholders.
- Eliminated all supermajority vote requirements.
- All directors elected annually by majority vote standard.
- No poison pill.

Composition of Board

- Majority of independent directors.
- Board has financial services experience and diverse international background.
- Chairman and CEO positions held by separate individuals.
- Lead independent director appointed by other independent directors.
- Board policy favors committee rotation.

                                                                              12

Corporate Governance Highlights (continued)

Risk Governance

- Risk Committee of Board established January 2010.
- Chief Risk Officer reports to CEO and Risk Committee and regularly reviews risk matters with the Audit Committee, Risk Committee and Board.
- Chief Risk Officer reviews incentive compensation arrangements with
  Compensation, Management Development and Succession Committee to confirm they do not encourage excessive or unnecessary risk-taking.

                                                                              13